Exhibit 1.2

Institutional REIT, Inc.

Primary Dealer Agreement

Ladies and Gentlemen:

Wells Investment Securities, Inc., as the dealer manager (“Dealer Manager”) for Institutional REIT, Inc. (the “Company”), a Maryland corporation, invites you, Integrity Investments, Inc. (the “Primary Dealer”), to participate in the distribution of shares of common stock (the “Shares”) of the Company subject to the following terms. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Dealer Manager Agreement between the Dealer Manager and the Company, dated December 18, 2006, in the form attached hereto as Exhibit A (the “Dealer Manager Agreement”). References to a “Dealer” include the Primary Dealer unless the context clearly indicates to the contrary.

1.	Acceptance of Primary Dealer Position; Dealer Manager Agreement. By your acceptance of this Agreement, you will become the Primary Dealer referred to in the Dealer Manager Agreement (and a Dealer as referred to in the Dealer Manager Agreement) and will be entitled and subject to the indemnification provisions contained in Section 6 of the Dealer Manager Agreement, including specifically the provisions of such Dealer Manager Agreement (Section 6.3) wherein each Dealer severally agrees to indemnify and hold harmless the Company, the Dealer Manager and each their officers and directors (including any person named in the Registration Statement, with his consent, as about to become a director), each person who signed the Registration Statement and each person, if any, who controls the Company and the Dealer Manager within the meaning of Section 15 the Securities Act of 1933, as amended (the “Securities Act”). The indemnification agreements contained in Section 6 of the Dealer Manager Agreement shall survive the termination of this Agreement and the Dealer Manager Agreement.

2.	Submission of Orders.

2.1.	Those persons who purchase Shares sold through the Primary Dealer or other participating Dealers will be instructed by the Primary Dealer or other participating Dealers to wire funds to The Bank of New York, as escrow agent for Institutional REIT, Inc., as follows:

The Bank of New York

ABA #

Account Name: Institutional REIT, Inc.

Account #

REF: GLA-111/565

or after the Minimum Offering has been achieved, to the Company as follows:

Bank of America

ABA #

Account Name: Institutional REIT, Inc.

Account #

Any payment not conforming to the foregoing instructions shall be returned to the subscriber not later than the end of the next business day following its receipt.

2.2.	Where, pursuant to the Primary Dealer’s internal supervisory procedures, internal supervisory review is conducted at the same location at which subscription documents are received from subscribers, subscription documents will be transmitted by the end of the next business day following receipt by the Primary Dealer to the Dealer Manager.

2.3.	Where, pursuant to the Primary Dealer’s internal supervisory procedures, final internal supervisory review is conducted at a different location, subscription documents will be transmitted by the end of the next business day following receipt by the Primary Dealer to the office of the Primary Dealer conducting such final internal supervisory review (the “Final Review Office”). The Final Review Office will in turn by the end of the next business day following receipt by the Final Review Office transmit such subscription documents to the Dealer Manager.

3.	Pricing. Except as otherwise provided in the “Plan of Distribution” section of the Prospectus (as amended and supplemented), the Shares are to be sold at a per Share cash price of $10.00 for both the primary offering (the “Primary Offering”) and offerings pursuant to the Dividend Reinvestment Program (“DRP”).

4.	Dealer Compensation.

4.1.	Dealer Manager Fee Reallowance. Except as may be provided in the “Plan of Distribution” section of the Prospectus (as amended and supplemented), the Company will pay to the Dealer Manager a Dealer Manager fee of one percent (1.0%) of the total public offering price of Primary Offering Shares sold by participating Dealers authorized to sell under this Agreement or a Selected Dealer Agreement. For the sale of Shares in states where Primary Dealer is licensed and registered to perform the activities of a broker-dealer, or exempt from the requirements of licensure and registration, Dealer Manager will reallow to Primary Dealer an amount equal to 0.25% of the total public offering price upon the initial sale of Shares in the Primary Offering.

4.2.	Deferred Selling Commissions.

A.	Except as may be provided in the “Plan of Distribution” section of the Prospectus (as amended and supplemented), the Company will pay to the Dealer Manager a deferred sales commission, as further described below, in an amount not to exceed 0.50% per year of the total public offering price of Primary Offering Shares sold by participating Dealers authorized to sell under this Agreement or a Selected Dealer Agreement, for up to a maximum of twelve years, of which 0.25% of the total public offering price of such Primary Offering Shares will be reallowed from the Dealer Manager to the Primary Dealer (the “Deferred Sales Commissions”) provided that, at the time of any such payment, the Primary Dealer is (1) licensed and registered, or exempt from the requirements of licensure and registration, to perform the activities of a broker-dealer in the jurisdiction where the sale of Shares giving rise to such Deferred Sales Commissions takes place and (2) a member in good standing of the NASD. Payments of the Deferred Sales Commission on each Share from the Company to the Dealer Manager, and from the Dealer Manager to the Primary Dealer, will be paid monthly (one-twelfth of the annual Deferred Sales Commissions) and commence one year after the sale of such Share for a period of up to twelve years. These Deferred Sales Commissions will cease with respect to any Share repurchased pursuant to any share redemption program the Company adopts and will cease with respect to all Shares upon listing of the Company’s common stock on a national securities exchange or on the Nasdaq Global Market or the commencement of a plan of liquidation approved by the board of directors of the Company.

B.	The maximum cumulative Deferred Sales Commission payable to Primary Dealer shall be 3.00% per Share.

4.3.	Primary Dealer affirms that the Dealer Manager’s liability for all commissions payable is limited solely to the proceeds of commissions received from the Company, and the Primary Dealer hereby waives any and all rights to receive payments due until such time as the Dealer Manager is in receipt of the payment amount from the Company.

4.4.	The parties hereby agree that the foregoing compensation structure is not in excess of the usual and customary distributors’ or sellers’ commission received in the sale of securities similar to the Shares, that Primary Dealer’s interest in the offering is limited to such commission from the Dealer Manager and Primary Dealer’s indemnity referred to in the Dealer Manager Agreement, and that the Company is not liable or responsible for the direct payment of any such commission to the Primary Dealer.

5.	Payment. Payments of Deferred Sales Commissions or any reallowance of the Dealer Manager fee will be made by the Dealer Manager (or by the Company as provided in the Dealer Manager Agreement) to the Primary Dealer within 30 days of the receipt by the Dealer Manager of the Dealer Manager fee and Deferred Sales Commissions from the Company. Primary Dealer acknowledges that, if the Company pays Deferred Sales Commissions or the Dealer Manager fee to the Dealer Manager, Company is relieved of any obligation for Deferred Sales Commissions or any reallowed portion of the Dealer Manager fee to any Dealer (including the Primary Dealer). The Company may rely on and use the preceding acknowledgment as a defense against any claim by any Dealer for selling commissions the Company pays to the Dealer Manager but that Dealer Manager fails to remit to the Dealer.

6.	Right to Reject Orders or Cancel Sales. All orders, whether initial or additional, are subject to acceptance by and shall only become effective upon confirmation by the Company. Primary Dealer agrees that the Company, in its sole and absolute discretion, may accept or reject any subscription, in whole or in part, for any reason whatsoever, and no commission will be paid to the Primary Dealer with respect to the portion of any subscription that is rejected. Orders not accompanied by a Subscription Agreement with the signature page and the required payment for the Shares may be rejected. Issuance and delivery of the Shares will be made only after actual receipt of payment therefor. If the Company is not in actual receipt of clearinghouse funds in payment for the Shares within 15 days of sale, the Company reserves the right to cancel the sale without notice. In the event an order is rejected, canceled or rescinded for any reason, the Primary Dealer agrees to return to the Dealer Manager any commission theretofore paid with respect to such order within 30 days thereafter and, failing to do so, the Dealer Manager shall have the right to offset amounts owed against future commissions due and otherwise payable to the Dealer.

7.	Covenants and Obligations of the Primary Dealer. Primary Dealer covenants and agrees with the Dealer Manager and the Company that:

7.1.	Primary Dealer will use its best efforts to sell the Shares on the terms and conditions set forth in this Agreement, the Dealer Manager Agreement, and the Prospectus as amended and supplemented.

7.2.	Primary Dealer will provide assistance to other Dealers to sell the Shares on the terms and conditions set forth in this Agreement, the Dealer Manager Agreement, and the Prospectus as amended and supplemented, with such assistance including, without limitation, assisting other Dealers with presentations upon request, providing copies of the Prospectus or Preliminary Prospectus or any Authorized Sales Material, assisting other Dealers with the determination of appropriate Permitted Offerees (as defined below), and collecting subscription agreements and related documents on behalf of the Dealer Manager upon request.

7.3.	In connection with the Primary Dealer’s participation in the offer and sale of Shares, the Dealer will comply with all requirements and obligations imposed upon it by (a) the Securities Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated under both such acts; (b) all applicable state securities laws and regulations as from time to time in effect, including those necessary for the Company to avail itself of the state securities exemptions from registration designated by the Company to the Dealer Manager; (c) the applicable rules of the NASD, including, but not in any way limited to, Rule 2730, Rule 2740, Rule 2420, Rule 2440 and Rule 2750 of the NASD Conduct Rules; (d) any other state and federal laws and regulations applicable to the Offering, the sale of Shares or the activities of the Dealer pursuant to this Agreement, including without limitation the privacy standards and requirements of the Gramm-Leach-Bliley Act of 1999, the requirements of any applicable state privacy laws, and the applicable provisions of the USA Patriot Act of 2001; and (e) this Agreement and the Prospectus as amended and supplemented.

7.4.	Primary Dealer will not offer Shares in any jurisdiction unless and until (a) the Primary Dealer has been advised in writing by the Company or the Dealer Manager that the Shares are either registered in accordance with, or exempt from, the securities laws of such jurisdiction and (b) the Primary Dealer has all required licenses and registrations, or exemptions therefrom, to offer Shares in that jurisdiction. Primary Dealer will provide evidence of its licensure and registration, or exemption from the requirements of licensure and registration, to perform the activities of a broker-dealer in all jurisdictions where Primary Dealer offers or sells the Shares and where other Dealers offer or sell the Shares.

7.5.	Primary Dealer will offer Shares (both at the time of an initial subscription and at the time of any additional subscription) only to persons who are permitted offerees as set forth under “Suitability Standards” in the Prospectus as amended or supplemented or in any suitability letter or memorandum sent to the Primary Dealer by the Company or the Dealer Manager (“Permitted Offerees”) in initial investments of at least $1.0 million and additional investments (excluding through the DRP) of at least $100,000.00, unless such limits are modified in any Prospectus amendment or supplement. The Primary Dealer further agrees that the Company, in its sole and absolute discretion, may accept or reject any subscription, in whole or in part, for any reason whatsoever and no commission will be paid to the Dealer Manager or Primary Dealer with respect to the portion of any subscription that is rejected.

7.6.	Primary Dealer agrees to comply with the record-keeping requirements imposed by (a) federal and state securities laws and the rules and regulations thereunder and (b) the applicable rules of the NASD. Primary Dealer further agrees to maintain records of the information used to determine that an investment in Shares is made by a Permitted Offeree for a period of six years from the date of the sale of the Shares. The Dealer further agrees to make such records available to the Dealer Manager and the Company upon request and to make them available to representatives of the SEC and the NASD and applicable state securities administrators upon the Primary Dealer’s receipt of a subpoena or other appropriate document request from such agency.

7.7.	Primary Dealer may not participate in the distribution of Shares in the DRP if the potential purchaser is not a Permitted Offeree unless (i) the potential purchaser is a registered holder of shares of common stock of the Company and (ii) the Dealer Manager has informed the Primary Dealer that the Dealer Manager has received notice from the Company that the sale of such Shares pursuant to the DRP will not require the Company to perform additional registration or qualification procedures under, or to affirmatively seek an exemption from, applicable state securities laws and regulations.

7.8.	Primary Dealer will provide the Dealer Manager with such information relating to the offer and sale of the Shares by it as the Dealer Manager may from time to time reasonably request or as may be requested to enable the Dealer Manager or the Company, as the case may be, to prepare such reports of sale as may be required to be filed under applicable federal or state securities laws and the rules and regulations thereunder.

7.9.	Primary Dealer agrees to be bound by the terms of the Escrow Agreement dated August 9, 2006, among Bank of New York, as escrow agent, the Dealer Manager and the Company, copies of which are attached hereto as Exhibit B and the Primary Dealer further agrees that it will not represent or imply that Bank of New York, as the escrow agent identified in the Prospectus, has investigated the desirability or advisability of an investment in the Company or has approved, endorsed or passed upon the merits of the Shares or of the Company, nor will Primary Dealer use the name of said escrow agent in any manner whatsoever in connection with the offer or sale of the Shares other than by acknowledgment that it has agreed to serve as escrow agent.

8.	Prospectus and Supplemental Information.

8.1.	Primary Dealer is not authorized or permitted to give, and will not give, any information or make any representation (written or oral) concerning the Shares except as set forth in the Prospectus as amended and supplemented or in the Authorized Sales Materials (if any). The Dealer Manager will supply Primary Dealer with reasonable quantities of the Prospectus, including amendments of and supplements to the Prospectus, and any Authorized Sales Materials, for delivery to investors, and Primary Dealer will deliver a copy of the Prospectus, including any amendments and supplements thereto, as required by the Securities Act, the Exchange Act and the rules and regulations promulgated under both. Primary Dealer agrees that (a) it will deliver a copy of the Prospectus as amended and supplemented to each investor to whom an offer is made prior to or simultaneously with the first solicitation of an offer to sell the Shares to a Permitted Offeree and (b) it will not send or give any Authorized Sales Materials to a Permitted Offeree unless the Authorized Sales Materials are accompanied by or preceded by the Prospectus as amended and supplemented.

8.2.	Except for any Authorized Sales Materials, the Company has not authorized the use of any supplemental literature or sales materials in connection with the Offering and the Primary Dealer agrees not to use any material unless it has been authorized by the Company and provided to the Primary Dealer by the Dealer Manager. Primary Dealer agrees that it will not show or give to any investor or prospective investor or reproduce any material or writing that is supplied to it by the Dealer Manager and marked “dealer only” or otherwise bearing a legend denoting that it is not to be used in connection with the sale of Shares to members of the public. Primary Dealer agrees that it will not use in connection with the offer or sale of Shares any material or writing that relates to another company supplied to it by the Company or the Dealer Manager bearing a legend that states that such material may not be used in connection with the offer or sale of any securities of the Company.

8.3.	Primary Dealer agrees, if the Dealer Manager so requests, to furnish a copy of any revised Preliminary Prospectus to each person to whom it has furnished a copy of any previous Preliminary Prospectus, and further agrees that it will itself mail or otherwise deliver all preliminary and final Prospectuses required for compliance with the provisions of federal and state securities laws and the rules and regulations thereunder, including without limitation Rule 15c2-8 under Exchange Act. Regardless of the termination of this Agreement, Primary Dealer will deliver a Prospectus (as amended and supplemented) in transactions in the Shares for a period of 90 days from the effective date of the Registration Statement or such other period as may be required by the Exchange Act or the rules and regulations thereunder.

9.	License and Association Membership. Primary Dealer represents and warrants to the Company and the Dealer Manager that it is a properly registered or licensed broker-dealer, or exempt from the registration and licensure requirements, duly authorized to offer and sell Shares under federal securities laws and regulations and the securities laws and regulations of all states where it or any other Dealer offers or sells Shares and that it is a member of the NASD in good standing. This Agreement shall automatically terminate if (1) the Primary Dealer ceases to be a member of the NASD in good standing or (2) the Primary Dealer is subject to an NASD suspension or the Primary Dealer’s registration or license under the Exchange Act or any state securities laws or regulations is terminated or suspended, and such suspension or termination results in Primary Dealer’s ability to perform its obligations under this Agreement to be materially adversely affected. The Primary Dealer agrees to notify the Dealer Manager immediately if any of the events in this paragraph occur.

10.	Anti-Money Laundering Compliance Programs.

10.1.	Primary Dealer’s acceptance of this Agreement constitutes a representation to the Company and the Dealer Manager that the Primary Dealer has established and implemented an anti-money laundering compliance program in accordance with applicable laws and regulations, including federal and state securities laws, the USA Patriot Act of 2001, Executive Order 13224 – Executive Order on Terrorist Financing Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, and applicable rules of the NASD.

10.2.	To the extent required by these applicable laws and regulations, taking into account the customers to be solicited pursuant to this Agreement, Primary Dealer agrees to verify the identity of its new customers; to maintain customer records; to check the names of new customers, and to require Permitted Offerees to check the names of its customers on whose behalf each Permitted Offeree is purchasing shares, against government watch lists, including the Office of Foreign Asset Control’s (OFAC) list of Specially Designated Nationals and Blocked Persons, and, as required, to provide the Financial

Crimes Enforcement Network with information regarding: (a) the identity of a specified individual or organization; (b) an account number; (c) all identifying information provided by the account holder; and (d) the date and type of transaction, upon request. Additionally, Primary Dealer will manually monitor account activity to identify patterns of unusual size or volume, geographic factors and any other “red flags” described in the USA Patriot Act as potential signals of money laundering or terrorist financing, and disclose such activity to applicable federal and state law enforcement when required by law. The Primary Dealer hereby agrees to certify annually to the Dealer Manager that it has implemented an AML Program and completes due diligence on correspondent accounts as required by Section 312 of the Money Laundering Abatement Act in connection with the selling of the Shares.

11.	Effectiveness, Termination and Amendment.

11.1.	This Agreement shall become effective upon the execution hereof by the Primary Dealer and the receipt of this executed Agreement by the Dealer Manager. Primary Dealer will immediately suspend or terminate its offer and sale of Shares upon the request of the Company or the Dealer Manager at any time and will resume its offer and sale of Shares hereunder upon subsequent request of the Company or the Dealer Manager. In addition to termination pursuant to Section 9, any party to this Agreement shall have the right to terminate this Agreement (a) one year after the effective date of the Registration Statement on 60 days’ written notice or (b) immediately upon notice to the other party in the event that such other party shall have failed to comply with any material provision hereof. Upon the sale of all of the Shares, this Agreement shall terminate without obligation on the part of the Primary Dealer or the Dealer Manager, except as set forth in this Agreement. The indemnification agreements contained in Section 6 of the Dealer Manager Agreement shall survive the termination of this Agreement and the Dealer Manager Agreement, and the respective agreements and obligations of the Dealer Manager and the Primary Dealer set forth in Sections 5, 6, 7.3, 7.6, 7.8, 8, and 11 through 20 of this Agreement shall remain operative and in full force and effect regardless of the termination of this Agreement.

11.2.	This Agreement may be amended at any time by the Dealer Manager by written notice to the Primary Dealer. Any such amendment shall be deemed accepted by the Primary Dealer upon the Primary Dealer placing an order for the sale of Shares after it has received such notice.

12.	Privacy Laws. The Dealer Manager and Primary Dealer (each referred to individually in this section as “party”) agree as follows:

12.1.	Each party agrees to abide by and comply with (i) the privacy standards and requirements of the Gramm-Leach-Bliley Act of 1999 (“GLB Act”) and applicable regulations promulgated thereunder, (ii) the privacy standards and requirements of any other applicable Federal or state law, and (iii) its own internal privacy policies and procedures, each as may be amended from time to time.

12.2.	Each party agrees to refrain from the use or disclosure of nonpublic personal information (as defined under the GLB Act) of all customers who have opted out of such disclosures except as necessary to service the customers or as otherwise necessary or required by applicable law; and

12.3.	Each party shall be responsible for determining which customers have opted out of the disclosure of nonpublic personal information by periodically reviewing and, if necessary, retrieving a list of such customers (the “List”) as provided by each to identify customers that have exercised their opt-out rights. In the event either party uses or discloses nonpublic personal information of any customer for purposes other than servicing the customer, or as otherwise required by applicable law, that party will consult the List to determine whether the affected customer has exercised his or her opt-out rights. Each party understands that each is prohibited from using or disclosing any nonpublic personal information of any customer that is identified on the List as having opted out of such disclosures.

13.	Customer Complaints. Each party herby agrees to promptly provide to the other party copies of any written or otherwise documented complaints from customers of the Primary Dealer received by such party relating in any way to the Offering (including, but not limited to, the manner in which the Shares are offered by the Primary Dealer). Primary Dealer agrees to promptly provide to the Dealer Manager copies of any written or otherwise known complaints from customers of other Dealers relating in any way to the Offering.

14.	Notice. All notices will be in writing and will be duly given to the Dealer Manager when mailed to 6200 The Corners Parkway, Suite 250, Norcross, Georgia 30092, and to Primary Dealer when mailed to the address specified by Primary Dealer herein.

15.	Confirmations. The Dealer Manager hereby acknowledges that the Dealer Manager has assumed the duty to confirm on behalf of the Dealers all orders for purchases of Shares accepted by the Company. Such confirmations will comply with the rules of the SEC and the NASD and will comply with the applicable laws of such other jurisdictions to the extent that the Dealer Manager is advised of such laws in writing by the Primary Dealer.

16.	Entire Agreement. This Agreement and the exhibits hereto are the entire agreement of the parties and supersede all prior agreements, if any, relating to the subject matter hereof between the parties hereto.

17.	Successors and Assigns. No party shall assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of the other party. This Agreement shall be binding upon the Dealer Manager and the Primary Dealer and their respective successors and permitted assigns.

18.	Arbitration, Attorney’s Fees, Jury Trial and Applicable Law. In the event of a dispute concerning any provision of this Agreement (including any provisions of the Dealer Manager Agreement incorporated into this Agreement), either party may require the dispute to be submitted to binding arbitration, conducted on a confidential basis, under the then current commercial arbitration rules of NASD or the American Arbitration Association (at the discretion of the party requesting arbitration) in accordance with the terms of this Agreement (including the governing law provisions of this section) and pursuant to the Federal Arbitration Act (9 U.S.C. §§ 1 – 16). The parties will request that the arbitrator or arbitration panel (“Arbitrator”) issue written findings of fact and conclusions of law. In addition to the other limitations specified herein, the Arbitrator shall not be empowered to make any award or render any judgment that exceeds the limitations specified in this Agreement, and the Arbitrator shall be required to follow applicable law in construing this Agreement, making awards, and rendering judgments. The decision of the arbitration panel shall be final and binding, and judgment upon any arbitration award may be entered by any court having jurisdiction. All arbitration hearings will be held at the Atlanta NASD District Office or at another mutually agreed upon site. The parties may agree on a single arbitrator, or, if the parties cannot so agree, each party will have the right to choose one arbitrator, and the selected arbitrator will choose a third arbitrator. Each arbitrator must have experience and education that qualify him or her to competently address the specific issues to be designated for arbitration. Notwithstanding the preceding, no party will be prevented from immediately seeking provisional remedies in courts of competent jurisdiction, including but not limited to, temporary restraining orders and preliminary injunctions, but such remedies will not be sought as a means to avoid or stay arbitration. Except as provided otherwise in Section 6 of the Dealer Manager Agreement, in any action or arbitration to enforce the provisions of this Agreement or to secure damages for its breach, the prevailing party shall recover its costs and reasonable attorney’s fees. Each party to this Agreement hereby waives a trial by jury in any legal action or proceeding relating to this Agreement. This Agreement shall be construed under the laws of the State of Georgia; provided, however, that the governing law for causes of action for violations of federal or state securities law shall be governed by the applicable federal or state securities law.

19.	Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

20.	Counterparts. This Agreement may be executed in any number of counterparts. Each counterpart, when executed and delivered, shall be an original contract, but all counterparts, when taken together, shall constitute one and the same agreement.

[signature page follows]

This Agreement shall take effect when signed by Primary Dealer and countersigned by the Dealer Manager.

THE DEALER MANAGER:
WELLS INVESTMENT SECURITIES, INC.

Attest:

By:	By:
Name:	Douglas P. Williams
Title:	Vice President and CFO

[Signature Page to Primary Dealer Agreement]

We have read the foregoing Agreement and we hereby accept and agree to the terms and conditions therein set forth. We hereby represent that the list below of jurisdictions in which we are registered or licensed as a broker or dealer and are fully authorized to sell securities is true and correct, and we agree to advise you of any change in such list during the term of this Agreement.

1. Identity of Dealer:

Name:	Integrity Investments, Inc.

Type of entity:	Corporation

(to be completed by Primary Dealer) (corporation, partnership or proprietorship)

Organized in the State of:	Florida

(to be completed by Primary Dealer) (State)

Licensed as broker-dealer in the following

States:

(to be completed by Primary Dealer)

Tax I.D. #:

Exemption to sell Shares in the following States (specify basis for exemption, attach additional

sheets as necessary):	_______________________________________________________________________________________________________________________________

2. Person to receive notice pursuant to Section 15.

Name:	Richard F. Curcio

Company:	Integrity Investments

Address:

City, State and Zip Code:

Telephone No.: ( )

Telefax No.: ( )

e-mail address:

AGREED TO AND ACCEPTED BY THE PRIMARY DEALER:

Integrity Investments, Inc.	Date
(Primary Dealer’s Firm Name)

By:
Name:	Richard F. Curcio
Title:	President

EXHIBIT A

DEALER MANAGER AGREEMENT

EXHIBIT B

ESCROW AGREEMENT